Exhibit 13.3

Consent from Myers Norris Penny LLP for December 31, 2004 and 2003

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Annual Report on form 20-F of Birch Mountain Resources Ltd. for the year ended December 31, 2006 of our report dated February 25, 2005 (except for notes 3 and 8 of such report, which are dated as of July 25, 2005 and note 19 which is dated as of November 10, 2006) with respect to the consolidated financial statements of Birch Mountain Resources Ltd., as at and for the years ended December 31, 2004 and 2003.

Chartered Accountants

Regina, Canada
March 31 , 2007